UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2009.

AMERICAN RAILCAR INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-51728	43-1481791
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 940-6000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 6, 2009, Peter K. Shea resigned from the Board of Directors of American Railcar Industries, Inc. (the “Company”). Mr. Shea’s resignation from the Board of Directors of the Company was not a result of any disagreement with the Company or the Company’s Board of Directors.

Also on March 6, 2009, the Board of Directors of the Company, pursuant to the Company’s Bylaws, elected Steve Mongillo to fill the vacancy created by Mr. Shea’s resignation. Mr. Mongillo has not been, nor as of the date hereof is he expected to be, named to any committees of the Board of Directors of the Company.

Mr. Mongillo has been a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party investment funds, since January 2008. Mr. Mongillo also serves as a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products, which is controlled by Mr. Icahn. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a Senior Managing Director overseeing the Leveraged Finance Group’s efforts in the Healthcare, Real Estate, Gaming, Lodging, Leisure, Restaurant and Education sectors. Mr. Mongillo received a BA from Trinity College and an MBA from the Amos Tuck School of Business Administration at Dartmouth College.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2009	American Railcar Industries, Inc.
	By:	/s/ Dale C. Davies

	Name:	Dale C. Davies
	Title:	Senior Vice President, Chief Financial Officer and Treasurer